Exhibit 24(b)(8.57):  Fund Participation Agreement dated August 29, 2019, by and between Voya Retirement insurance and Annuity Company, Voya Financial Partners, LLC, Calvert Variable Series, Inc., Calvert Variable Products, Inc. and Eaton Vance Distributors, Inc.

FUND PARTICIPATION AGREEMENT

            THIS AGREEMENT is made and entered into as of this 29th day of August 2019, by and between VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY (the "Company”), VOYA FINANCIAL PARTNERS, LLC (the “Company Distributor”), Calvert Variable Series, Inc. and Calvert Variable Products, Inc. (together, the “Corporation”), each a Maryland corporation, on its behalf and on behalf of each separate investment series thereof, whether existing as of the date above or established subsequent thereto (each a “Fund,” and collectively, the “Funds”), and Eaton Vance Distributors, Inc. (the "Distributor").

            WHEREAS, the Corporation is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, diversified management investment company; and

WHEREAS, the Corporation is organized as a series fund comprised of separate investment series, including the Funds; and

WHEREAS, Distributor is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934, as amended, and acts as principal underwriter for the Corporation; and

            WHEREAS, the Funds are available to offer shares of one or more of its series to separate accounts of insurance companies that fund variable annuity contracts and variable life insurance policies and to serve as an investment medium for variable annuity contracts and variable life insurance policies offered by insurance companies that have entered into participation agreements substantially similar to this agreement ("Participating Insurance Companies"); and

            WHEREAS, the Company is an insurance company that is a provider of multi-fund variable insurance and retirement products; and

WHEREAS, in connection with its retirement products, the Company issues or will issue variable annuity contracts and variable funding agreements (the "Contracts") to certain plans under Sections 401,403(b), 457 or 408 of the Internal Revenue Code of 1986, as amended from time to time (“Tax Code”), and certain nonqualified deferred compensation arrangements, (the, “Plans”) supported in whole or in part by Company separate accounts (the "Separate Accounts"1); and

            WHEREAS, under this Agreement, such Plans are only permitted to invest in the Funds indirectly through Contracts issued by the Company (“Variable Contract Owner”); and

            WHEREAS, the Company has established and may establish in the future separate accounts to serve as an underlying investment vehicle for the Contracts; and

            WHEREAS, the Company will provide various administrative, recordkeeping and shareholder services in connection with the investment in the Funds through the Contracts; and

WHEREAS, the Company Distributor serves as principal underwriter and distributor of the Contracts; and

WHEREAS, the Company will offer units of the Separate Accounts that may in turn invest in the
Funds;

WHEREAS, the Company has entered, or will simultaneously with this Agreement enter, into a Rule 22c-2 agreement with Distributor, which shall continue in full force and effect, and the services required to be performed hereunder and the other obligations of the parties shall be in addition to, and not in lieu of, the obligations of the parties under such Rule 22c-2 agreement; and

            NOW, THEREFORE, it is agreed as follows:

1.         Separate Accounts.

            The Company represents that each of the Separate Accounts is a separate account under the state of organization insurance laws and that it has registered or will register each of the Separate Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. The Company further represents that it believes, in good faith, that the Contracts are currently treated as endowment, life insurance or annuity insurance contracts, under applicable provisions of the Internal Revenue Code, as amended (the “Code”) and that it will make every effort to maintain such treatment and that it will notify the Fund and Corporation immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.  Each Contract provides for the allocation of net amounts received by the Company to a Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the Variable Contract Owner under a particular Contract.

2.         Omnibus Account.

            With respect to each Fund, a single omnibus account held in the name of the Company shall be maintained for those assets directed for investment in the Fund through the Contracts. (Such omnibus account shall be referred to herein as the "Account.") The Company, as issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Account in accordance with the Agreement.

3.         Pricing Information, Orders, Settlement.

            (a)        The Corporation will make shares available to be purchased by the Company, on behalf of the Account, at the net asset value applicable to each order; provided, however, that the Separate Accounts meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds' prospectuses.  Each purchase, redemption and exchange order placed by the Company shall be placed separately for each Fund.  However, with respect to payment of the purchase price by the Company and of redemption proceeds by the Corporation, the Company and the Corporation shall net purchase and redemption orders with respect to each Fund and shall transmit one net payment for all of the Funds.  The Board of Trustees of the Fund (hereinafter the "Trustees") may upon reasonable notice to the Company, refuse to sell shares of any Fund to any person, or suspend, or terminate the offering of any shares of any Fund, or liquidate any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in the best interests of the Funds' shareholders and in compliance with their fiduciary obligations under federal and/or any applicable state laws.

            (b)        The Corporation agrees to furnish or cause to be furnished to the Company for each Fund: (i) confirmed net asset value information as of the close of trading (normally 4:00 p.m., Eastern Standard Time time) on the New York Stock Exchange ("Close of Trading") on each complete business day that the New York Stock Exchange is open for business ("Business Day") or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a mutually agreeable format that includes the Fund's name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. The Corporation shall provide or cause to be provided to the Company such information by 6:30 p.m., Eastern Standard Time time on a best efforts basis. If the Corporation is unable to provide the Company such information by 11:00 p.m., Eastern Standard Time time, the Company will receive direction from the Corporation or its designated agent to use either stale or estimated pricing information (see Section 3(i) of this Agreement for incorrect reporting of a Fund’s net asset value or any dividend rate or capital gain distribution rate). The Corporation agrees to keep confidential all information and documentation related to this provision of the Agreement and the Corporation may not disclose this provision of the Agreement to any third party (other than its applicable regulator(s), as required).

            (c)        The Company as agent for the Funds solely for the purposes expressed herein shall receive from Variable Contract Owners for acceptance as of the Close of Trading on each Business Day orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Company on behalf of its Separate Accounts ("Instructions"). In addition, the Company shall (i) transmit to Corporation such Instructions no later than 9:00 a.m., Eastern Standard Time time on the next following Business Day, and (ii) upon acceptance of any such Instructions, communicate such acceptance to the Variable Contract Owners ("Confirmation"). The Business Day on which such Instructions are received in proper form by the Company and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions ("Trade Date"). Instructions received in proper form by the Company and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. The Company agrees that all Instructions received by the Company, which will be transmitted to Corporation for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that Business Day.

            (d)        The Company will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Corporation, and will use its best efforts to deliver payment no later than 4:00 p.m., Eastern Standard
Time on the Business Day after the Trade Date and no later than the close of the Federal Reserve wire on the Business Day after the Trade Date. If the wire is not received by such time, and the delay was not caused by the negligence or willful misconduct of the Corporation, Corporation shall be entitled to receive from the Company the dollar amount of any overdraft plus any associated bank charges incurred; provided however, that if the delay was due to factors beyond the control of the Company, the Company shall not be liable for any overdraft or any associated bank charges.

            (e)        Corporation or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by the Company and will use its best efforts to deliver payment no later than 4:00 p.m., Eastern Standard Time time on the Business Day after the Trade Date and no later than the close of the Federal Reserve wire on the Business Day after the Trade Date. If the wire is not received by such time, and the delay was not caused by the negligence or willful misconduct of the Company, the Company shall be entitled to receive from Corporation the dollar amount of any overdraft plus any associated bank charges incurred; provided however, that if the delay was due to factors beyond the control of the Corporation, Corporation shall not be liable for any overdraft or any associated bank charges. The Funds reserve the right to suspend redemptions or settlement redemption transactions on a delayed basis under unusual circumstances, such as when normal trading is not taking place on the New York Stock Exchange, or an emergency as defined by the SEC exists, or as permitted by the SEC (including Section 22(e) under the 1940 Act and any rules thereunder and in accordance with the policies and procedures of the Fund as described in the then current registration statement.

            (f)        In lieu of applicable provisions set forth in paragraphs 3(b) through 3(e) above, the parties may agree to execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation's Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement. In addition, the parties may also provide pricing information in accordance with Exhibit I.

            (g)        Upon the Corporation’s request, the Company shall provide copies of historical records relating to transactions between the Funds and the Variable Contract Owners investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable the Corporation or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. The Company also agrees that the Company will permit the Corporation or the Funds, or any duly designated representative to have reasonable access to the Company's personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

            (h)        The Company shall assume responsibility as herein described for any loss to the Corporation or to a Fund caused by a cancellation or correction made to an Instruction by a Variable Contract Owner subsequent to the date as of which such Instruction has been received by the Company and originally relayed to the Corporation, and the Company will immediately pay such loss to the Corporation or such Fund upon the Company receipt of written notification, with supporting data.

            (i)         The Corporation shall indemnify and hold Company harmless, from the effective date of this Agreement, against any amount related to gain or loss the Company is required to pay Variable Contract Owners due to: (i) an incorrect calculation of a Fund's daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by Company, with supporting data, to the Corporation.  The parties agree to discuss in good faith reimbursement requests by the Company or its affiliate for reasonable and documented costs incurred by the Company as a result of the Corporation (such as staff overtime expenses and out-of-pocket costs incurred by the Company in printing and mailing revised account statements and notices to customers regarding a pricing error) which costs shall not exceed $5,000. If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Variable Contract Owner's account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected. The Corporation agrees to keep confidential all information and documentation related to this provision of the Agreement and Corporation, will not disclose this provision of the Agreement to any third party (other than its applicable regulator

            (j)         Each party shall notify the other of any errors or omissions in any information, including any net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. The Company and the Corporation agree to maintain reasonable errors and omissions insurance coverage commensurate with each party's respective responsibilities under this Agreement.

4.         Fees.

            (a)        Except as otherwise provided under this Agreement and/or pursuant to a separate Shareholder Servicing Agreement, the Corporation, Funds and Distributor shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Corporation, Funds or Distributor, except as made a part of this Agreement as it may be amended from time to time with the mutual consent of the parties hereto.  All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

            (b)        Notwithstanding anything else in this Agreement, pursuant to any distribution plan adopted by the Corporation under Rule 12b-1 of the 1940 Act (“12b-1 Plan) under which it may make payments to finance administrative, service, and distribution expenses with respect to a particular class of shares of the Funds or pursuant to any shareholder servicing plan adopted by the Corporation pursuant to which it make may payments to finance administrative, service and other expenses for Contracts with respect to a class of shares of the Company, Distributor may pay or cause to be paid to the Company, the Company Distributor, or other person designated by that Company for activities relating to services for Variable Contract Owners or distribution services, as permitted by such plan.  The Company represents and warrants that any proceeds paid to it, to the Company Distributor, or to a person designated by the Company shall be used for purposes consistent with the uses permitted under the respective 12b-1 Plan or shareholder services plan and the Company agrees to provide to the Distributor information reasonably requested by the Distributor that describes how the proceeds of such plan have been used by the Company or the Company Distributor or other recipient of the proceeds.

5.         Expenses.

            The Corporation shall make available for reimbursement certain out-of-pocket expenses the Company incurs in connection with providing administrative services to Variable Contract Owners. These expenses include printing costs and actual postage paid by the Company in connection with mailing updated prospectuses, prospectus supplements and financial reports that are required by law to be sent to Variable Contract Owners for which the Company provides administrative services hereunder, and all costs incurred by the Company associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage). Except as otherwise agreed in writing, the Company shall bear all other expenses incidental to the performance of the services described herein. The Company shall pay for the cost of prospectuses and statements of additional information and the distribution thereof for prospective Variable Contract Owners, participants or beneficiaries. Corporation shall, however, provide the Company, with such sufficient copies of relevant prospectuses for all Variable Contract Owners making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by the Company to disseminate to participants who purchase shares of the Funds. In lieu of the Corporation’s providing printed copies of prospectuses, statements of additional information (“SAI”)  and any supplements to any of these materials, the Company shall have the right to request that the Fund transmit a copy of such materials in an electronic format, as mutually agreed upon, which the Company may use to have such materials printed together with similar materials of other Account funding media that the Company or any distributor will distribute to existing or prospective Variable Contract owners, participants or beneficiaries.

6.         Termination.

            (a)        This Agreement may be terminated as follows:

                        (i)         At the option of either the Company or Corporation upon ninety (90) days advance written notice to the other party;

                        (ii)        At the option of the Company, if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts; provided, however, that prompt advance notice of election to terminate shall be furnished by the Company;

                        (iii)       At the option of either the Company or Corporation, upon institution of formal disciplinary or investigative proceedings against the Company, Corporation or the Funds by the Financial Industry Regulatory Authority ("FINRA"), the Securities and Exchange Commission ("SEC"), or any other regulatory body;

                        (iv)       At the option of Corporation, if Corporation shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement;

                        (v)        At the option of the Company, upon termination of the management agreement between the Fund and its investment adviser; written notice of such termination shall be promptly furnished to the Company;

                        (vi)       Upon the determination of the Company to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts.

                        (vii)      If the Fund's shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Contracts provided, however, that prompt notice shall be given by any party should such situation occur.

                        (viii)     Upon requisite vote of the Variable Contract Owners having an interest in the Separate Accounts (or any subaccounts thereof) to substitute the shares of another investment company for the corresponding shares of the Funds or a Fund in accordance with the terms of the Contracts for which those shares had been selected or serve as the underlying investment media;

                        (x)        At the option of any party to the Agreement, immediately upon written notice, if the Board of Trustees has decided to (A) refuse to sell share of any Fund to the Company and/or any of its Separate Accounts; (b) suspend or terminate the offering of shares of any Fund; or (c) dissolve or liquidate the Funds or any Fund;

            (xi)       At the option of the Company by written notice to the Corporation with respect to any Funds if the Company reasonably believes that the Funds will fail to meet Section 817(h) diversification requirements or Subchapter M qualifications specific in Section 11 of this Agreement;

            (xii)      At the option of the Corporation if the Contracts cease to qualify as life insurance, endowment or annuity contracts, as applicable, under the Code, or if the Corporation reasonably believes that the Contracts may fail to so qualify.  Termination shall be effective upon receipt of notice by the Company;

            (xiii)     At the option of the Company or the Corporation, upon the other party’s breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the non-breaching party within ten days after written advance notice of such breach is delivered to the Corporation;

            (xiv)     At the option of the Corporation, if the Contracts are not registered (unless an exemption from registration is available prior to the issuance or sale of the Contraacts), issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon such occurrence without notice;

                        (xv)      Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto, provided, however, each party may assign, without consent of any other party, their respective rights, duties, and responsibilities under this Agreement to any of their affiliates and provided further, that the Company may enter into subcontracts with other dealers for the solicitation of sales of the Contracts without the consent of the Corporation.

(b)        Each party to this Agreement shall promptly notify the other party to the Agreement of the institution against such party of any such formal proceedings as described in Section 6(iii) hereof. the Company shall give 60 days prior written notice to the Funds of the date of any proposed vote of Variable Contract Owners to replace the Funds' shares as described in Section 6(viii) hereof.

            (c)        The Funds and the Corporation acknowledge that the Company may have the right to substitute shares of other securities for shares of the Funds under certain circumstances. The Company agrees not to exercise this right until after at least 60 days' written notice to the Funds and the Corporation. In the event that the Company exercises its right to substitute shares of other securities for shares of the Funds, the Company shall furnish, or shall cause to be furnished, to the Funds and the Corporation, or their designees, any application for an order seeking approval of the substitution or any other written material related to such substitution, including the notice of the substitution to be sent to Variable Contract Owners.

            (d)        In the event the Agreement is terminated pursuant to Sections 6(a) (iv), at the option of the Funds or the Corporation the Company agrees to use its best efforts to seek an order approving the substitution of shares of the Funds and, following receipt of the substitution order, to implement such substitution promptly and as early as reasonable practicable. In the event that the one year anniversary of the termination of the Agreement pursuant to any other provision of Section 6 is reached and the substitution of shares of the Funds has not yet been accomplished (a "redemption event"), such redemption event shall be considered as an immediate request for redemption of shares of the Funds held by the Separate Accounts received by the Investment Company as of the date of the redemption event. The Investment Company agrees to process either such redemption request in accordance with the 1940 Act and the regulations thereunder and the Investment Company's registration statement.

            (e)        If this Agreement terminates, the parties agree that to the extent that all or a portion of the assets of the Separate Accounts continue to be invested in the Funds or any Fund, Sections 1 through 5 and 9 through 11 will remain in effect after termination.

7.         Continuation of Agreement.

            Termination as the result of any cause listed in Section 6 hereof shall not affect the Funds' respective obligations to continue to maintain the Account for a period of one year from the date of termination as an investment option for Contracts then in force for which its shares serve or may serve as the underlying medium. For avoidance of doubt, if the termination is not caused by the breach of the terms of this Agreement by the Company, any applicable service fees will continue to be payable under the terms in Section 4 after the termination, for as long as fund assets are held through the Contracts.

8.         Advertising and Related Materials.

            (a)        Advertising and literature with respect to the Funds prepared by the Company or its agents for use in marketing shares of the Funds to Variable Contract Owners (except any material that simply lists the Funds' names) shall be submitted to the Corporation for review and approval before such material is used with the general public or any Variable Contract Owner. The Corporation shall advise the Company in writing within ten (10) days of receipt of such materials of its approval or disapproval of such materials.

            (b)        The Corporation will provide to the Company at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities. The Corporation will also provide to the Company an electronic copy of all prospectuses, statements of additional information, annual and semiannual reports, and all amendments or supplements suitable for posting on the Company's websites at the Company's discretion.

(c)        The Corporation nor its affiliates will not give any information or make any representations on behalf of the Company or concerning the Company, the Separate Account(s), or the Contracts other than the information or representations contained in a registration statement, including the prospectus or SAI for the Contracts, as such documents may be amended or supplemented from time to time, or in reports of the Separate Accounts for distribution to Variable Contract Owners, or in published reports approved by the Company, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company. The Corporation shall not give such information or make such representations or statements in a contract that causes the information, representation or statements to be false or misleading.

(d)        The Company nor its affiliates will not give any information or make any representations or statements on behalf of the Corporation or concerning a Fund other than the information or representations contained in the registration statement, including the prospectus or SAI for Fund shares, as such documents may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in published reports approved by the Fund of the Corporation for distribution, or in sales literature or other promotional material provided by the Fund, its adviser or by the Corporation, , except, with permission of the Corporation. Neither the Company nor its affiliates or agents shall give such information or make such representations or statements in context that causes the information representations or statements to be false or misleading.

            (e)        At the request of any party to this Agreement, each other party will make available to the other party’s independent auditors and/or representative of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested in connection with compliance and regulatory requirements related to this Agreement or any party's obligations under this Agreement..

(f)        For purposes of this Agreement, the phrase “advertising and literature” or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under the FINRA rules, the 1940 Act or the 1933 Act.

9.         Proxy Voting.

            (a)        The Company will distribute to Variable Contract Owners all proxy materials furnished by the Corporation or its designees for the Funds. The Company shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

(b)        The Company will provide pass-through voting privileges to all Variable Contract Owners so long as the SEC continues to interpret the 1940 Act as requiring pass-through voting privileges for Owners.  Accordingly, the Company, where applicable, will vote Shares of the Funds held in its Separate Accounts in a manner consistent with voting instructions timely received from its Variable Contract Owners. The Company will vote Shares for which it has not received timely voting instructions, as well as Shares it owns, in the same proportion as its votes those Shares for which it has received voting instructions. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund Shares held for such Variable Contract Owners.

10.       Indemnification.

            (a)        The Company agrees to indemnify and hold harmless the Corporation, Distributor, Funds and each of their directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 ("1933 Act") against any losses, claims, damages or liabilities to which the Corporation, Distributor, Funds or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof)

            (i)         arise out of, or are based upon, the provision of administrative, recordkeeping or shareholder services by the Company under this Agreement,

            (ii)        result from a breach of a material provision of this Agreement by the Company,

            (iii)       arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus (which shall include an offering memorandum) for the Contracts issued by the Company or sales literature for such Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the agreement to indemnify shall not apply as to the Company if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Funds for use in the registration statement or prospectus for the Contracts issued by the Company or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of such Contracts or Fund shares,

            (iv)       arise out of or as a result of any statement or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of the Funds not supplied by the Company or persons under its control) or wrongful conduct of the Company or any of its affiliates, employees or agents with respect to the sale or distribution of the Contracts issued by the Company or the Funds' shares, or

            (v)        arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus or sales literature of any Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Funds by or on behalf of the Company.

            (vi)       arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in this Agreement); or

            (vii)      arises out of information or instructions from the Company or its agents concerning the purchase, redemption, transfer or other transaction in Fund Shares; or

            (vii)      arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

The Company will reimburse any legal or other expenses reasonably incurred by the Corporation, Distributor, Funds or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the willful misfeasance, bad faith, or gross negligence of

Corporation, Distributor, Funds or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

            (b)        The Corporation, Distributor, and Funds agree to indemnify and hold harmless each of the Company its directors, officers, employees, agents and each person, if any, who controls the Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Company its director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof)

            (i)         arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds (or any amendment or supplement to any of the foregoing) or arise out of, or are based upon, the omission or the alleged omission to state a material fact required to be stated therein or that is necessary to make the statements therein not misleading provided that this agreement to indemnify shall not apply to the Corporation, Distributor, or Funds if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Corporation, Distributor or the Funds or the designee of either by or on behalf of the Company for use in the registration statement or prospectus for the Funds or in sales literature (or any amendment or supplement) or otherwise for use in the registration statement or prospectus for the Funds or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or the Funds' shares

            (ii)        arise out of or as a result of any statement or representations (other than any statement or representations contained in the registration statement, prospectus or sales literature for the Contracts not supplied by the Corporation, Distributor,  Funds or any employees or agents thereof) or wrongful conduct of any Fund or the Corporation, Distributor, Funds or the affiliates, employees or agents of the Funds or the Corporation, Distributor or Funds with respect to the sale or distribution of the Contracts issued by the Company or the Funds' shares,

(iii)       arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus or sales literature covering the Contracts issued by the Company, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Funds, or

(iv)       result from a breach of a material provision of this Agreement. Corporation, Distributor or Funds will reimburse any legal or other expenses reasonably incurred by the Company, or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Corporation, Distributor or Funds will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the willful misfeasance, bad faith, or gross negligence of the Company its directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

            (c)        Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            (d)        In no event shall any party be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any event described in (a) and (b) above.

(e)        Indemnification for Errors.  In the event of any error or delay with respect to information regarding the purchase, redemption, transfer or registration of Fund Shares, the parties agree that each is obligated to make the Separate Accounts and/or the Funds, respectively, whole for any error or delay that it causes, subject in the case of pricing errors to the related Fund’s policies on materiality of pricing errors.  Each party agrees to provide the other with prompt notice of any errors or delays of the type referred to in this Section.  The Company and the Corporation agree that the Calvert Funds NAV Error Procedures shall govern.

(f)        The Company agrees to notify the Corporation promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Separate Accounts under this Agreement.

This Section 10 shall survive after termination of this agreement.

This Section 10 shall survive after termination of this agreement.

11.       Representations and Warranties.

            (a)        Representations of the Company. The Company represents and warrants:

                        (i)         that it (1) is a life insurance company organized under the laws of the State of Connecticut , (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms;

                        (ii)        that it is authorized under the Contracts to (1) provide administrative, recordkeeping and shareholder services to the Contracts and (2) facilitate transactions in the Funds through the Accounts;

                        (iii)       that each separate account is a “segregated asset account.”  In addition, the Company represents and warrants that interests in each Separate Account are offered exclusively through the purchase of or transfer into a “variable contract” as defined in Section 817 of the Code and the regulations thereunder;

                        (iv)       that the income, gains and losses, whether or not realized, from assets allocated to each Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Account without regard to other income, gains or losses from assets allocated to any other accounts of the Company.  The Company represents and warrants that the assets of the Separate Account are and will be kept separate from the general account of the Company and any other separate accounts the Company may have, and will not be charged with liabilities from any business that the Company may conduct or the liabilities of any companies affiliated with the Company.

                        (v)        that the Contracts will be registered under the Securities Act of 1933, as amended (the “1933 Act”) unless an exemption from registration is available prior to any issuance or sale of the Contracts and that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and further that the sale of the Contracts shall comply in all material respects with state insurance law requirements. The Company agrees to notify the Corporations promptly of any investment restrictions imposed by state insurance law applicable to the Funds;

                        (vi)       that the Contracts are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, that it will maintain such treatment and that it will notify the Corporations immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.  If any Contract ceases to qualify as life insurance, endowment or annuity contracts under applicable provisions of the Code, or if the Distributor reasonably believes that any of the Contracts may fail to so qualify, the parties agree that the Corporation shall have the right to require that the Company redeem Fund shares attributable to such Contracts upon notice to the Company;

                        (iv)       The Company acknowledges that, pursuant to Form 24f-2, the Funds are not required to pay fees to the SEC for registration of their shares under the 1933 Act with respect to shares issued to Separate Accounts that are unit investment trusts that offer interests that are registered under the 1933 Act and on which a registration fee has been or will be paid to the SEC ("Registered Separate Accounts"). The Company agrees to provide the Funds each year within 60 days of the end of the Funds' fiscal year, or when reasonably requested by the Funds, information as to the number of shares purchased by Registered Separate Accounts and Separate Accounts the interests of which are not registered under the 1933 Act. The Company acknowledges that the Funds intend to rely on the information so provided and represents and warrants that such information shall be accurate.

                        (v)        The Company represents and warrants that the Company and each Separate Account are in compliance in all material respects with Rule 38a-1 under the 1940 Act pursuant to the requirements of federal law or of any state insurance regulatory authority.  The Company represents and warrants that it has implemented controls designed to prevent, and will provide any reasonable assistance requested by the Corporation, the Funds’ investment adviser, or to the Distributor, related to the deterrence of, market timing and/or late trading of any shares of a Fund.

                        (vi)       The Company represents and warrants that it has adopted and will maintain cybersecurity measures consistent with SEC and other applicable guidelines for the protection of information regarding the Contracts and shall notify the Distributor and the Corporation of any breach of information with respect to the Contracts as soon as reasonably practicable.

            (b)        Representations of Corporation. Corporation represents and warrants:

                        (i)         that the Funds (1) are duly organized under the laws of the State of Maryland, (2) are in good standing in such jurisdictions. (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

                        (ii)        that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of their shares; and that the Funds have registered and qualified their shares for sale in accordance with the laws of each jurisdiction as required by applicable law;

                        (iii)       that it believes in good faith that the Funds are currently qualified as regulated investment companies under Subchapter M of the Tax Code, and will make every effort to maintain such qualification, and that Corporation will notify the Company immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

                        (iv)       that the Funds will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder.  Without limiting the scope of the foregoing, each Fund will at all times comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations.  In the event of a breach of this representation and warranty by a Fund, it will take all reasonable steps (a) to notify Company of such breach and (b) to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Regulation 1.817-5;

            (c)        Representations of Distributor. Distributor represents and warrants:

(i)         that Distributor (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

                        (ii)        that (1) Distributor is a corporation duly organized under the laws of the Commonwealth of Massachusetts (2) Distributor is in good standing in that jurisdiction, (3) Distributor is in material compliance with all applicable federal, state, and securities laws, (4) Distributor is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) Distributor has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement.

12.       Governing Law.

            (a)        This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York to the extent such law is not superseded by federal law without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

            (b)        This Agreement shall be subject to the provisions of the 1933 Act, the Securities and Exchange Act of 1934 and 1940 Act, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

13.       Miscellaneous.

            (a)        Amendments, Waiver and Other Matters. Except as provided in this paragraph 13(a),  neither this Agreement, nor any provision hereof, may be amended, waived, modified or terminated in any manner except by a written instrument properly authorized and executed by all parties hereto, provided however, that the Corporation may amend the list of Funds, and Dealer Number(s) included in Exhibit III, at any time, upon written notice to the Company, in accordance with the Notice provision in 13(e) .  The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.  The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive.  The Funds may be sold to other insurance companies and other persons and the Contracts may be invested in other investment companies.

            (b)        Anti-Money Laundering. Each of the parties to this Agreement will establish and maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other's anti-money laundering (AML) program, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

            (c)        Privacy. Each of the parties to this Agreement has adopted and implemented procedures to safeguard customer information and records that are reasonably designed to: (i) ensure the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (iv) protect against unauthorized disclosure of non-public information to unaffiliated third parties; and (v) otherwise ensure compliance with Regulation S-P.

            (d)        Restrictions on “Excessive Trading.”  The Corporation has adopted policies designed to prevent frequent purchases and redemptions of any Fund shares in quantities great enough to disrupt orderly management of the corresponding Fund’s investment portfolio. Company has adopted its own excessive trading policy, which is attached as Exhibit II (the “Policy”). Company does not monitor trading in Fund shares on behalf of, or in accordance with disclosed policies of, any Fund groups; however, Company monitors individual Variable Contract owner trading in accordance with its Policy. Company will use its best efforts, and shall reasonably cooperate with the Corporation, and will execute any instructions from the Corporation to restrict or prohibit further purchases or exchanges of Fund shares by a Variable Contract owner who has been identified by the Corporation as having engaged in transactions in Fund shares that violate market timing policies established by the Corporation. The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading.  Additionally, the parties have entered into a separate [shareholder information agreement] incorporating the terms of the Policy. The Company agrees to provide to the Corporation certain shareholder identity and transaction information upon Corporation’ request as provided by the shareholder information agreement executed by both parties and dated [TBD].

            (e)        Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

If to the Company:

Voya Retirement Insurance and Annuity Company

One Orange Way, C2N

Windsor, CT  06095-4774

Attention: Legal

If to the Corporation

c/o Eaton Vance Distributors, Inc.

Two International Place

Boston, MA 02110:

Attention:  Chief Legal Officer

If to the Distributor:

Eaton Vance Distributors, Inc.

Two International Place

Boston, MA 02110

Attention:  Chief Legal Officer

Any notice, demand or other communication given in a manner prescribed in this Subsection (d) shall be deemed to have been delivered on receipt.

            (f)        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

            (g)        Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

            (h)        Severability. In case anyone or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

            (i)         Entire Agreement. This Agreement including any Exhibits and Schedules attached hereto and apart hereof, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter.

            (j)         Redemption Fees. The parties agree that transactions in the Funds pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however that upon Corporation’s written request, the Company will implement such redemptions fees in a time frame and manner mutually acceptable to all parties.

            (k)        Records, Inquiries and Investigations.  Each party to this Agreement will maintain all records required by law and such records will be preserved, maintained and made available to the extent required by law and in accordance with the 1940 Act and the rules thereunder.  Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation, examination or inquiry relating to this Agreement or the transactions contemplated hereby.

            (l)         Client Lists.  The Company hereby consents to the Distributor’s, the Corporation’s, or its investment adviser’s use or reference to the Company’s name in connection with any full, partial or representative list of clients.

            (m)       The Funds are portfolio series of a Maryland corporation formed under articles of incorporation.  The obligations of this Agreement with respect to each Fund are binding only upon the assets and property of such series and are not binding upon any other series of the Corporation, and all persons dealing with a Fund must look solely to the property of that Fund for satisfaction of claims of any nature against the Fund, as neither the directors, officers, employees nor shareholders of the Corporation assume any personal liability in connection with its business or for obligations entered into on its behalf.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY	CALVERT VARIABLE SERIES, INC.
By: /s/ Scott Stevens	By: /s/ Maureen A. Gemma
Name: Scott Stevens	Name: Maureen A. Gemma
Title: Vice President	Title: Secretary
Date” August 29, 2019	Date: August 29, 2019

VOYA FINANCIAL PARTNERS, LLC	EATON VANCE DISTRIBUTORS, INC.
By: /s/ Scott Stevens	By: /s/ A. John Murphy
Name: Scott Stevens	Name: A. John Murphy
Title: Vice President	Title: Assistant Secretary
Date” August 29, 2019	Date: August 29, 2019

EXHIBIT I

To

FUND PARTICIPATION AGREEMENT

by and between the VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY (the “Company”) and EATON VANCE DISTRIBUTORS, INC. (the “Distributor”).

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation's Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1.   As provided in Section 3 of the Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation ("NSCC") and its subsidiary systems as follows:

(a)    Distributor of the Funds will furnish to the Company or its affiliate through NSCC's Mutual Fund Profile System ("MFPS") (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain rates on the Fund's ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to the Company or its affiliate by 6:30 p.m., Eastern Standard Time time on a best effort basis on each business day that the Fund is open for business (each a "Business Day"). Changes in pricing information will be communicated to both NSCC and the Company or its affiliate. If Distributor is unable to provide the Company such information by 11:00 p.m., Eastern Standard Time time, the Company will receive direction from the Director or its designated agent to use wither stale or estimated pricing information (see Section 3(i) of this Agreement for incorrect reporting of a Fund’s net asset value (“NAV”) or any dividend rate or capital related to this provision of the Agreement and the Distributor may not disclose this provision of the Agreement to any third party (other than its applicable regulator(s), as required).

(b)  Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each Business Day ("Instructions"), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, the Company or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by the Company or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC's Mutual Fund Settlement, Entry and Registration Verification System ("Fund/SERV") by 5:00 a.m. Eastern Time on the next Business Day. Subject to the Company or its affiliate's compliance with the foregoing, the Company or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by the Company or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by the Company or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund's then current prospectuses. The Company has, and will maintain at all times during the term of this Agreement, appropriate internal controls for the segregation of purchases and redemption orders received before the Close of Business from purchase and redemption orders received after the Close of Business.

(c)  The Company or its affiliate will wire payment for net purchase orders to the Fund's NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by the Company or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d)  With respect to (c) or (d) above, if Distributor does not send a confirmation of the Company or its affiliate's purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day's payment cycle, payment for such purchases or redemptions will be made the next following Business Day.

(e)  If on any day the Company or its affiliate or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or to the Company or its affiliate, as applicable, as is otherwise provided in Section 4 of the Agreement.

(f)  These procedures are subject to any additional terms in each Fund's prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.   The Company or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3.   Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

EXHIBIT II TO

FUND PARTICIPATION AGREEMENT

Voya FinancialTM “Excessive Trading” Policy

The Voya FinancialTM family of companies (VoyaTM), as providers of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Sectin 22c-2 of the Investment Company Act of 1940, as amended. Voya’s current definitionoef Excessive Trading and our policy with respect to such trading activity is as follows:

1.   Voya actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.

Voya currently defines Excessive Trading as:

a.    More than one purchase and sale of the same fund (including money market funds) with a 60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a “round-trip”). This means two or more round-trips involving the same fund within a 60 calendar day period would meet Voya’s definition of Excessive Trading; or

b.    Six round-trips within a 12 month period.

The following transactions are excluded when determining whether trading activity is excessive:

1.   Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);

2.   Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs;

3.   Purchases and sales of fund shares in the amount of $5,000 or less;

4.   Purchases and sales of funds that affirmately permit short-term trading in their fund shares, and movement between such funds and a money market fund; and

5.   Transactions initiated by a member of the Voya family or insurance companies.

2.   If Voya determines that an individual has made a purchase of a fund within 60 days of a prior round-trip involving the same fund, Voya will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the internet, facsimile, Voice Response Unit (VRU), telephone calls to customer Service, or other electronic trading medium that Voya may make available from time to time (“Electronic Trading Privileges”). Likewise, if Voya determines that an individual has made five round-trips within a 12 month period, Voya will send them a letter warning that another purchase and sale of that same fund within 12 months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be Excessive Trading and result in a six month suspension of their electronic Trading Privileges. According to the neeeds of the various business units, a copy of the warning letters may also be sent, as applicable to the persons(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual. A copy of the warning letters and deteails of the individual’s trading activity may also be sent to the fund whose shares were inolved in the trading activity.

Exhibit II - 1

3.   If Voya determines that an individual has used one or more of its products to engage in Excessive Trading, Voya will send a second letter to the individual. This letter will state that the individual’s Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were invloved in the excessive Trading activity, will then have to be initiated by providing written instructions to Voya via regular U.S. mail. During the six month suspension period, electronic “inquiry only”privileges will be permitted where and when possible. A copy of the letter restricting future transfer and rallocation activity to regular U.S. mail and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the excessive Trading activity.

4.   Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored. Voya will continue to monitor the fund transfer and rallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges. Excessive Trading activity durin gthe six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5.   Voya reserves the right to limit fund trading or reallocation privileges with respect to any individual, with our without prior notice, if Voya determines that the individual’s trading activity is disruptive, regardless of whether the individual’s trading activity falls within the definition of Excessive Trading set forth above. Also, Voya’s failure to send or an individual’s failure to receive any warning letters or other notice contemplated under this Policy will not prevent Voya from suspending that individuals’s Electronic Trading privileges or taking any other action provided for in this Policy.

6.   Each fund available through Voya’s variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy. Voya reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/grequent trading policy. All such restrictions andor blocking of future fund purchases witll be done in accordance with the direction Voya receives from the fund.

The Excessive Trading Policies applies to products and services offered through the Voya family of companies

© 2019 Voya Services Company. All Rights reserved.

154907 3030779.X.P-3 WLT 3030779.X.P-3 CN808741_0421

Voya.com

Exhibit II - 2

EXHIBIT III TO

FUND PARTICIPATION AGREEMENT

LIST OF FUNDS

Calvert VP SRI Balanced Portfolio

Exhibit III